Exhibit 99.1

Press Release

I-many Reports First Quarter 2008 Financial Results

EDISON, N.J., May 1, 2008 – I-many, Inc. (NASDAQ:IMNY), a leading provider of contract management software and services for the enterprise, reported financial results for the first quarter ended March 31, 2008.

Q1 2008 Highlights

•	Net revenues totaled $7.4 million, a decrease of 12% vs. Q1 2007

•	Recurring revenue up 11% vs. Q1 2007 to $4.9 million

•	Cash: $20.6 million, compared with $29.0 million at December 31, 2007

Financial Results for Q1 2008

Net revenues for the first quarter totaled $7.4 million, a decrease of 36% from $11.5 million reported in the previous quarter and a decrease of 12% from $8.4 million reported for the first quarter a year ago. For further analysis of the company’s performance, see the discussion of non-GAAP financial results below.

Total expenses in the quarter were $12.6 million, an increase of 2% from $12.4 million in the previous quarter and a decrease of 4% from $13.1 million in the same quarter a year ago. Expense for the quarter included a $0.8 million onetime charge for the write off in-process research and development relating to the acquisition of the ClaimRight data validation business from Global Healthcare Exchange. Excluding this charge, expenses would have totaled $11.8 million for the quarter.

Loss per share totaled ($0.10) per share as compared to ($0.02) for the previous quarter and ($0.09) for the first quarter of 2007.

Research and development expense totaled $3.7 million in the first quarter, which increased 5% from $3.5 million in the previous quarter and was 15% lower than the $4.3 million expensed in the first quarter of 2007.

Kevin M. Harris, I-many’s CFO commented, “Our R&D expense ticked up five percent this quarter after two sequential quarterly decreases, primarily due to work on an accelerated software development contract that we booked in the fourth quarter of 2007. We expect to see a measurable decline in R&D expense in the second half of 2008.”

Quarter-end cash, restricted cash and short-term investments totaled an estimated $20.6 million, as compared to $29.0 million at the end of the previous quarter and $15.7 million at the end of the first quarter of 2007. Approximately $1.8 million in net cash was used during the first quarter to pay certain expenses accrued at year-end 2007. Additionally, $1.6 million was used during the quarter for the acquisition of the ClaimRight software business, and $1.1 million was used to pay the remaining financing fees and other costs related to the company’s financing completed in December 2007. These three uses of cash accounted for $4.5 million of the $8.4 million decrease in cash during the quarter.

Results by Revenue Category

Recurring revenue generated from software subscriptions, maintenance, support and hosting totaled $4.9 million in the quarter, a decrease of 12% from $5.6 million in the prior quarter and an increase of 11% from $4.4 million reported in the same quarter a year ago.

Services revenue from professional services totaled $2.2 million, a decrease of 41% from $3.8 million in the prior quarter and a decrease of 25% from $3.0 million reported in the same period a year ago.

License revenue, representing onetime perpetual license fees from product sales, totaled $205,000, a decrease of 90% from $2.1 million in the prior quarter and a decrease of 78% from $940,000 reported in the same period a year ago.

Non-GAAP Financial Results

Management believes certain non-GAAP financial results may present a useful picture of the company’s progress as it continues to include software subscriptions in its licensing mix. (See “Use of Non-GAAP Financial Information,” below.)

This includes the gross value of license contracts signed that the company calls “bookings,” which totaled $518,000 in the first quarter of 2008. This represents a decrease of 88% from $4.2 million signed in the prior quarter and a decrease of 86% from $3.6 million signed in the first quarter of 2007.

Unamortized software subscriptions expected to be recognized over the next five years totaled $15.1 million. This represented a decrease of 7% from $16.1 million at the end of the prior quarter and a decrease of 4% from $15.7 million at the end of the first quarter 2007. The sequential quarter decrease was due to the recognition of subscription revenue that exceeded the amount of new subscriptions signed in the quarter. (The company defines “unamortized software subscriptions” as the remaining portion of non-cancellable subscription contracts that have been signed but not yet recognized into revenue.)

The combined amount of deferred revenue and unamortized software subscriptions totaled $29.6 million at the end of the first quarter, a decrease of 4% from $30.9 million at the end of the prior quarter and a decrease of 7% from $31.9 million at the end of the first quarter 2007. The sequential quarter decrease is attributed to the recognition of subscription revenue that exceeded the amount of new subscription bookings signed in the quarter.

The amount of recurring revenue generated from subscription contracts signed in prior periods and recorded in the first quarter of 2008 totaled $1.4 million, a decrease of 30% from $2.1 million recorded in the previous quarter and an increase of 52% from $944,000 recorded in the first quarter of 2007. The sequential quarter decrease is mostly attributable to one time revenues of $431,000 included in recurring revenue in the fourth quarter of 2007.

Other Q1 2008 Operational Highlights

•

Four new license transactions (exceeding $50,000 in gross value) were signed during the quarter, which compares to 10 in the previous quarter and seven in the same period a year ago. These new transactions averaged approximately $89,000 in net software license value, as compared to $353,000 in the previous quarter and $402,000 in the same period a year ago. (“Net software license value” represents the perpetual license fee or the net present value of non-cancelable subscription payments, exclusive of the value of maintenance and support.) Two of these new transactions were in the company’s Life Sciences market segment and two were in Industry Solutions. Two of the transactions were subscription based.

•

I-many completed the acquisition of the ClaimRight data validation software business from Global Healthcare Exchange, LLC and Global Healthcare Exchange, Inc. (GHX). With the acquisition, I-many acquired talented and uniquely skilled employees from GHX, as well as valuable intellectual property and business process knowledge that will increase the strength of I-many’s product offerings.

•

Pfizer, the world’s largest pharmaceutical company with $50 billion in annual revenues, extended its more than decade-long relationship with I-many by licensing additional elements of the I-many Contract Management Suite for Life Sciences. Pfizer is also contributing its industry knowledge to assist with additional product development, enabling I-many to add valuable new contract management functionalities to the Contract Management Suite and bring these core functions to market in upcoming versions in a shorter time span.

•

Sales to existing Fortune 100 clients in the company’s Industry Solution segment included another subscription for I-many Contract Manager by a major Aerospace and Defense company and a long-time non-Life Sciences customer and product development partner. This brought the benefits of I-many’s Contract Lifecycle Management to another company division.

“After six sequential quarters of revenue growth, the first quarter fell far below our expectations,” said John A. Rade, chairman, president and CEO of I-many. “We do not see these results reflecting a general weakening in demand for our products or issues with our business model, but we are seeing the sales process slow down. Many deals in our 2008 pipeline appear to be for large, perpetual licenses to some of the world’s largest corporations, with more complex buying processes than smaller deals. This is exactly what happened in Q1. One such deal in Q1 was with a top 10 pharmaceutical customer and we finally completed and announced the signing a couple weeks ago, just after the quarter ended. We signed another deal, also delayed from Q1, just this week. We expect others to eventually follow over time.

“As I said in our preliminary announcement a few weeks ago,” continued Rade, “it is important to recognize our quarter-to-quarter revenue growth has never been smooth, and for this reason we do not provide quarterly guidance. We have, however, worked to build our recurring revenue stream with the introduction of subscriptions.

“While demand is unchanged, our ability to predict the pace of our customer buying cycles has undeniably declined for a variety of reasons. Thus, we are adjusting our 2008 guidance accordingly. Despite these lower targets for 2008, our strong product offerings, substantial deal pipeline, and our pursuit of a new adjacent vertical in the medical device market all give us confidence that our prospects for growth remain strong.”

Fiscal 2008 Guidance Update

The company has revised its guidance for fiscal 2008:

•	Net Revenue: $42 million to $46 million, or up 4% to 13% vs. 2007, with at least $20 million expected to come from recurring revenue (Subscription, Maintenance and Support, and Hosting).

•	Gross value of new license transactions of at least $17 million. Additionally, the Company expects to sign at least 75% of those transactions as perpetual licenses.

•	Cash at year-end of at least $21 million.

•	GAAP income/loss to range ($0.02) to $0.02 for the last three quarters of the year. GAAP loss of ($0.08) to ($0.12) for the year.

•	Non-cash expenses (depreciation, amortization, in process R&D, and stock option charges) of $0.05 for the last three quarters of the year, $0.08 for the year.

•	Consistent with the company’s previous guidance, management expects to generate cash in the last three quarters of the year (in total).

•	Keeping profitability as the primary objective for the balance of the year, management plans to adjust expenses as necessary in order to achieve these guidance goals.

Conference Call

I-many will hold a conference call to discuss the first quarter today at 4:30 p.m Eastern Time. I-many Chairman, President and CEO John A. Rade and CFO Kevin M. Harris will host the presentation, followed by a question and answer period.

Dial-In Number: 1-800-862-9098

International: 1-785-424-1051

Conference ID#: 7IMANY

The call is also being webcast and will be accessible via I-many’s investor section at www.imany.com.

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization and ask you to wait until the call begins. If you have any difficulty connecting with the conference call, please contact the Liolios Group at (949) 574-3860.

A replay of the call will be available after 7:30 p.m. Eastern Time and until June 1, 2008:

Toll-free replay number: 1-800-695-1624

International replay number: 1-402-530-9026

Use of Non-GAAP Financial Information

The company supplements its GAAP financial statements in this release and in its annual report on Form 10-K with a reconciliation of the non-GAAP gross value of license transactions to its reported GAAP license revenues. This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP. Management has included a table that shows the results for the first quarter 2008 compared to the comparable periods in 2007 for new license transactions including subscription contracts, the recognition into reportable revenue of deferred non-subscription license transactions, and the reconciliation of those numbers to total license revenue according to GAAP. Management believes its inclusion can enhance an overall understanding of the company’s past operational performance and also its prospects for the future. This reconciliation of license revenues is made with the intent of providing both management and investors a more complete understanding of the revenue performance of the company, as opposed to GAAP revenue results, which do not include the impact of newly-executed subscription agreements and other deferred revenue arrangements that are material to the ongoing performance of the company’s business. This information quantifies the various components comprising current license revenue, which in each quarter consists of revenues from licenses sold in current periods plus revenues deferred from prior periods, less revenue deferred from licenses sold in current periods. Management uses this information as a basis for planning and forecasting core business activity in future periods and believes it is useful in understanding our results of operations. The presentation of this additional revenue information is not meant to be considered in isolation or as a substitute for revenues reported in accordance with generally accepted accounting principles in the United States.

About I-many

I-many, Inc. is a leading provider of contract management software and services for the enterprise. With more than 280 customers across 21 industries worldwide, I-many is enabling businesses to manage the entire contract lifecycle, from pre-contract processes and contract management to active compliance and contract optimization. The result is an end-to-end solution that provides enterprises with greater levels of insight into contract performance, allowing companies to improve profitability and achieve measurable return on investment. For more information, please visit www.imany.com.

This news release contains forward-looking statements, and actual results may vary from those expressed or implied herein. Factors that could affect these results include the risk that in-process research and development charges from our acquisition of the ClaimRight technology from Global Health Exchange could be larger than estimated; the risk that licenses and other transactions that the Company believes did not occur during the first quarter due to timing issues might not happen as forecasted, or at all, the risk of unforeseen technical or practical impediments to planned software development, which could affect the company’s product release timetable; the risk that the ratio of subscription license sales to perpetual license sales could be higher than anticipated, possibly leading to lower revenue in current periods and less cash than predicted in the near term; the risk of lower demand for the company’s new products than management anticipates; the inherent risks of large software implementation projects, which can cause customer disagreements that could affect I-many’s ability to collect both services and license revenue, whether recognized or deferred; the possibility that customers could cancel maintenance and support services at the time of annual renewal, which could decrease I-many’s base of recurring revenue; the possibility that extraordinary events outside the company’s control could extend the length of the sales cycle for the company’s products or make the market for the company’s products more unpredictable; the risk that the company will not be successful in opening new markets for its products; and other risk factors set forth from time to time in the company’s filings with the Securities and Exchange Commission.

I-MANY, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three months ended March 31,
	2008	2007
Net Revenues:
Recurring	$4,916	$4,425
Services	2,242	2,988
License	205	940

Total net revenues	7,363	8,353

Operating expenses:
Cost of recurring revenue(1)	1,566	1,651
Cost of services revenue(1)	2,381	2,956
Cost of third-party technology	9	76
Amortization of acquired intangible assets	56	46
Sales and marketing(1)	2,398	2,315
Research and development(1)	3,656	4,304
General and administrative(1)	1,532	1,452
Depreciation	229	188
In-process research and development	760	—
Restructuring and other charges	13	62

Total operating expenses	12,600	13,050

Loss from operations	(5,237)	(4,697)

Other (expense) income, net	(205)	175

Net loss	$(5,442)	$(4,522)

Basic and diluted net loss per common share	$(0.10)	$(0.09)

Weighted average shares outstanding	52,327	51,465

Notes:
(1) Stock-based compensation amounts included above:
Cost of recurring revenue	$22	$45
Cost of services	127	95
Sales and marketing	100	71
Research and development	92	104
General and administration	180	238

	$521	$553

I-MANY, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2008	December 31, 2007
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$20,263	$28,588
Restricted cash	0	80
Accounts receivable	4,794	6,606
Other current assets	987	526

Total current assets	26,044	35,800

Property and equipment, net	1,852	1,494
Restricted cash	351	351
Deferred charges and other assets	1,326	1,309
Acquired intangible assets, net	291	46
Goodwill	9,255	8,667

Total assets	$39,119	$47,667

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable and accrued expenses	$5,999	$9,438
Current portion of deferred revenue	13,426	13,654
Current portion of capital lease obligations	408	276

Total current liabilities	19,833	23,368

Convertible notes payable	17,000	17,000
Deferred revenue, net of current portion	1,471	1,664
Other long-term liabilities	1,044	1,012

Stockholders’ equity (deficit)	(229)	4,623

Total liabilities and stockholders’ equity	$39,119	$47,667

Reconciliation of Gross Value of License Bookings to Reportable License Revenue

	Three Months (Quarter) ended
	3/31/2007	6/30/2007	9/30/2007	12/31/2007	3/31/2008
	(AMOUNTS IN THOUSANDS)
Gross value of license contracts sold:
Health and Life Sciences	$3,296	$5,200	$3,462	$3,586	$298
Industry Solutions	306	4	423	644	220

	3,602	5,204	3,885	4,230	518
Add license revenue recorded in current quarter from contracts sold in prior periods:
Health and Life Sciences	0	850	207	767	0
Industry Solutions	0	110	609	142	0

	0	960	816	909	0
Less value of license contracts sold in current quarter and deferred to future periods:
Health and Life Sciences	2,436	4,069	2,434	2,396	190
Industry Solutions	226	0	63	641	123

	2,662	4,069	2,497	3,037	313

License revenue recorded:
Health and Life Sciences	860	1,981	1,235	1,957	108
Industry Solutions	80	114	969	145	97

	$940	$2,095	$2,204	$2,102	$205

Company Contact:

I-many, Inc.

Kevin Harris, CFO, 732-452-1515

kharris@Imany.com

or

Investor Relations:

Liolios Group, Inc.

Ron Both or Geoffrey Plank, 949-574-3860

info@liolios.com

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